Exhibit 2.1

Execution Version

CONTRIBUTION AND PURCHASE AGREEMENT

dated as of

October 1, 2014

between

ENTERPRISE PRODUCTS PARTNERS L.P.

and

OILTANKING HOLDING AMERICAS, INC.

and

OTB HOLDCO, LLC

relating to the purchase and sale

of

100% of the Equity Interests in OTLP GP, LLC

(the General Partner of Oiltanking Partners, L.P.),

and

Common Units and Subordinated Units in Oiltanking Partners, L.P.

i

ii

		PAGE

SECTION 7.08.	COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES	51
SECTION 7.09.	ENTIRE AGREEMENT	52
SECTION 7.10.	SEVERABILITY	52
SECTION 7.11.	DISCLOSURE SCHEDULES	52
SECTION 7.12.	SPECIFIC PERFORMANCE	52
SECTION 7.13.	NO RECOURSE	52

Exhibits:

A.	Form of Liquidity Option Agreement

B.	Form of Registration Rights Agreement

C.	Form of Employee Matters Agreement

D.	Form of Transition Services Agreement

E.	Form of Non-Competition Agreement

F-1.	Form of Oiltanking Houston Waiver and Assignment Agreement

F-2.	Form of Oiltanking Beaumont Waiver and Assignment Agreement

F-3.	Form of Oiltanking Partners Waiver and Assignment Agreement

G.	Form of OILT GP Equity Assignment and Assumption Agreement

H.	Form of Oiltanking Units Assignment and Assumption Agreement

I.	Form of Tax Sharing Assignment Agreement

J.	Form of Cross Receipt

iii

CONTRIBUTION AND PURCHASE AGREEMENT

THIS CONTRIBUTION AND PURCHASE AGREEMENT (this “Agreement”) dated as of October 1, 2014 (the “Execution Date”), between Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), and Oiltanking Holding Americas, Inc., a Delaware corporation (“OTA”), and OTB Holdco, LLC, a Delaware limited liability company (“OTB Holdco,” and each of OTA and OTB Holdco, a “Contributing Party”).

W I T N E S S E T H :

WHEREAS, OTA directly owns of all of the issued and outstanding limited liability company membership interests (the “OILT GP Equity”) in OTLP GP, LLC (the “General Partner”), a Delaware limited liability company; the General Partner is the general partner of Oiltanking Partners L.P., a Delaware limited partnership (“Oiltanking MLP”); and the General Partner owns all of the general partner interest representing an approximate 2% economic interest in Oiltanking MLP (the “OILT GP Interest”) and all of the outstanding incentive distribution rights issued by Oiltanking MLP (the “IDRs”);

WHEREAS, OTA directly and indirectly owns 100% of the outstanding membership interests of OTB Holdco;

WHEREAS, Oiltanking MLP has issued common units representing limited partner interests (“Oiltanking Common Units”) listed for trading on the New York Stock Exchange (the “NYSE”) and subordinated units representing limited partner interests (“Oiltanking Subordinated Units” and together with the Oiltanking Common Units, the “Oiltanking Units”);

WHEREAS, the Contributing Parties collectively own an aggregate of 15,899,802 Oiltanking Common Units and 38,899,802 Oiltanking Subordinated Units (the “Subject Oiltanking Units”); and

WHEREAS, the Contributing Parties desire to contribute all of the OILT GP Equity and the Subject Oiltanking Units (collectively, the “Subject Interests”) to Enterprise for the Consideration (as defined below), and Enterprise desires to accept the Subject Interests in exchange for such.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; provided, however, that, following the Closing, neither any Oiltanking Entity nor any Enterprise Entity shall be considered an Affiliate of a Contributing Party. For purposes of this definition, “control” when used with respect to any Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled by” and “under common control” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement, contract or scheme (whether written or oral), including each plan, fund, program, agreement, arrangement, contract or scheme maintained or required to be maintained under the laws of a jurisdiction outside the United States of America, in each case, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions, or with respect to which such Person has, or may have, any liabilities or obligations to provide benefits or compensation (including current, deferred, incentive, cash and non-cash remuneration, whether direct or indirect) to any present or former full-time or part-time employee, director, manager, officer, consultant, independent contractor, contingent worker or leased employee of such Person or any dependent of any of them, including, without limitation, (a) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) employment, consulting, independent contractor, service provider or compensation agreement, (d) each severance, retention, consulting or change in control plan or agreement, (e) each plan or agreement providing vacation, paid time off, leave of absence, summer hours, supplemental unemployment benefits, salary continuation, sick pay, unemployment benefits, legal benefits, relocation benefits or outplacement benefits, (f) each deferred compensation, bonus, performance compensation, incentive compensation, equity purchase, equity option and other equity or equity-based compensation plan or arrangement, and (g) each other benefit or compensation plan, fund, program, agreement, arrangement, contract or scheme not covered above.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by Applicable Law to close.

“Business Employee Information” means, with respect to a Business Employee, (a) his or her (a) name; (b) his or her title or position; (c) the member of the OTA Group employing such person; (d) his base salary or hourly wage, as applicable; (e) a description of commission, bonus or other incentive-based compensation arrangement applicable to such Business

Employee, including, but not limited to, the target payment amount for the current year, the amount payable during the one-year period immediately preceding the date hereof, and the amount accrued and paid in the current year as of the date hereof; (f) the number of years of service credit under each applicable OTA Benefit Plan; (g) whether or not such Business Employee is currently active at work and, if not, the date that absence began, whether such absence is permitted and, if so, the policy permitting such absence, the nature of such absence and the date upon which such Business Employee is currently expected to return to work; (h) whether such person is a “key” employee; (i) whether such person is full-time or part-time; (j) his or her principal work location; and (k) whether he or she will be retained as an employee of OTNA or the OTA Group following the Closing.

“Business Employees” means the individuals set forth on Schedule 3.20(a) of the Contributing Parties Disclosure Schedules.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

“Competition Laws” means the Sherman Antitrust Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, The Federal Trade Commission Act, as amended, the Clayton Act, as amended, and any other Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position.

“Confidentiality Agreement” means that certain confidentiality agreement between M&B and Enterprise, dated as of July 22, 2014.

“Contracts” means, with respect to any Person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements, or similar instruments to which such Person or its Subsidiaries is a party, whether oral or written.

“Disclosure Schedules” means the Oiltanking Disclosure Schedules and/or Enterprise Disclosure Schedules, as applicable.

“Employee Matters Agreement” means the Employee Matters Agreement between OTA, OTNA, Enterprise and EPCO, in the form attached hereto as Exhibit C.

“Enterprise Balance Sheet” means the audited consolidated balance sheet of Enterprise as of December 31, 2013.

“Enterprise Balance Sheet Date” means December 31, 2013.

“Enterprise Board” means the board of directors of the Enterprise General Partner.

“Enterprise Common Unit” means a common unit representing a limited partner interest in Enterprise.

“Enterprise Credit Agreement” means the Revolving Credit Agreement, dated as of September 7, 2011, among EPO, Canadian Enterprise Gas Products, Ltd, the Lenders party thereto, Wells Fargo Bank National Association, as Administrative Agent, The Royal Bank of Scotland PLC, Mizuho Corporate Bank, Ltd. and The Bank of Nova Scotia, as Co-syndication Agents and JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as Co-Documentation Agents, as amended by the First Amendment thereto dated as of June 19, 2013.

“Enterprise Current SEC Document” means, with respect to Enterprise, (i) its Annual Report on Form 10-K for year ended December 31, 2013, (ii) each Quarterly Report on Form 10-Q filed with the SEC subsequent to such Form 10-K, and (iii) any Current Report on Form 8-K filed on or after January 1, 2014, in each case, including any amendments to any of such filings, but excluding any forward-looking disclosures set forth in any section or part of any such Enterprise Current SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements.”

“Enterprise Disclosure Schedules” means the disclosure schedules dated the Execution Date regarding this Agreement that have been provided by Enterprise to the Contributing Parties to prior to the execution and delivery of this Agreement.

“Enterprise Entity” means Enterprise and each of Enterprise’s Subsidiaries.

“Enterprise General Partner” means Enterprise Products Holdings LLC or any other entity that serves as general partner of Enterprise.

“Enterprise Intellectual Property Rights” means all of the Intellectual Property Rights owned by any Enterprise Entity.

“Enterprise Material Adverse Effect” means any change, event, circumstance, development or occurrence, individually or in the aggregate, with all other changes, events, circumstances, developments and occurrences, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities or continuing results of operations of Enterprise and the Enterprise Entities, taken as a whole, excluding any change, event, circumstance, development or occurrence resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Enterprise Entities operate, (B) changes in general economic or political conditions (including changes of prevailing interest rates), (C) changes of Applicable Law, (D) changes or conditions generally affecting the industry in which the Enterprise Entities operate (including changes to the prices for oil, natural gas and related commodities), (E) acts of war, sabotage or terrorism or natural disasters, (F) the announcement or consummation of the transactions contemplated by this Agreement, (G) any failure in and of itself by any of the Enterprise Entities to meet any internal or published budgets, projections, forecasts or other predictions of financial performance for any period (except that the underlying cause of any such failure may be taken into consideration in making such determination), (H) any decline in the market price or trading volume of Enterprise Common Units (it being understood that the foregoing shall not preclude any Contributing Party from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Enterprise Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an Enterprise Material Adverse Effect) or (I) from compliance by the Enterprise Entities with the terms of this Agreement, except in the case of clauses (A), (B), (C), (D) and (E) above to the extent any such changes, events, circumstances, developments and occurrences referred to in have a disproportionate adverse impact on the Enterprise and the Enterprise Entities, taken as a whole, relative to other participants in the industry in which the Enterprise Entities operate, or (ii) the ability of Enterprise to perform its obligations under or arising out of this Agreement or the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

“Enterprise Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Enterprise dated November 22, 2010, as amended by Amendment No. 1 thereto, dated August 11, 2011, and as further amended by Amendment No. 2 thereto, dated August 21, 2014.

“Environmental Law” means any Applicable Law pertaining to the protection of the environment (including natural resources), prevention of pollution, remediation of contamination, or restoration of environmental quality.

“EPCO” means Enterprise Products Company, a Texas corporation.

“EPO” means Enterprise Products Operating LLC, a Texas limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, Internet domain name and know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“knowledge of Contributing Party” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Kenneth F. Owen, Jonathan Z. Ackerman, Robert J. McCall, Brian C. Brantley, Kevin L. Campbell, Clayton K Curtis, Javier Del Olmo B, and Kim M. Ivy.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, purchase rights, preemptive rights, right of first offer, right of first refusal or similar right in respect of such property or asset.

“Liquidity Option Agreement” means the Liquidity Option Agreement between M&B and Enterprise in the form attached hereto as Exhibit A.

“LTIP” means the Oiltanking Partners, L.P. Long-Term Incentive Plan.

“Material” means a liability equal to or greater than 1% of the Consideration.

“Material Contract” means any contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and/or that has been filed (or incorporated by reference) as an exhibit to an Oiltanking Current SEC Document or Enterprise Current SEC Document, as applicable.

“M&B” means Marquard & Bahls, AG, an Aktiengesellschaft under the laws of Germany.

“Non-Competition Agreement” means the Non-Competition Agreement by and among M&B, OTA and Enterprise, in the form attached hereto as Exhibit E.

“OILT GP Equity Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between OTA and Enterprise in the form attached hereto as Exhibit G.

“OILT GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner, dated July 19, 2011.

“Oiltanking Beaumont Partners” means Oiltanking Beaumont Partners, L.P., a Delaware Limited Partnership.

“Oiltanking Beaumont Partners Loan Agreement Waiver and Assignment Agreement” means the Waiver and Assignment Agreement between Oiltanking Finance, Oiltanking Beaumont Partners and EPO, in the form attached hereto as Exhibit F-1.

“Oiltanking Credit Agreement” means that certain Credit Limit Agreement by and between Oiltanking MLP, as borrower, and Oiltanking Finance, as lender, dated as of June 15, 2011, as amended by Addendum No. 1 thereto dated as of June 22, 2011 and No. 2 thereto dated as of November 7, 2012.

“Oiltanking Current SEC Document” means, with respect to Oiltanking MLP, (i) its Annual Report on Form 10-K for year ended December 31, 2013, (ii) each Quarterly Report on Form 10-Q filed with the SEC subsequent to such Form 10-K, and (iii) any Current Report on Form 8-K filed on or after January 1, 2014, in each case, including any amendments to any of such filings, but excluding any forward-looking disclosures set forth in any section or part of any such Oiltanking Current SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements”.

“Oiltanking Disclosure Schedules” means the disclosure schedules dated the Execution Date regarding this Agreement that have been provided by the Contributing Parties to Enterprise prior to the execution and delivery of this Agreement.

“Oiltanking Entities” means the General Partner and the Oiltanking MLP Entities.

“Oiltanking Finance” means Oiltanking Finance B.V., a private limited company under the laws of the Netherlands.

“Oiltanking Houston” means Oiltanking Houston, L.P., a Texas limited partnership.

“Oiltanking Houston Waiver and Assignment Agreement” means the Waiver and Assignment Agreement between Oiltanking Finance, Oiltanking Houston and EPO, in the form attached hereto as Exhibit F-2.

“Oiltanking Intellectual Property Rights” means all of the Intellectual Property Rights owned by any Oiltanking Entity.

“Oiltanking Loan Agreements” means, collectively, (i) the Loan Agreement, by and between Oiltanking Houston, as borrower, and Oiltanking Finance, as lender, dated as of November 27, 2008, as amended by Addendum No. 1 dated as of December 30, 2009; (ii) the Loan Agreement, by and between Oiltanking Houston, as borrower, and Oiltanking Finance, as lender, dated as of May 11, 2012; (iii) the Loan Agreement, by and between Oiltanking Houston, as borrower, and Oiltanking Finance, as lender, dated as of May 31, 2013; and (iv) Loan Agreement, by and between Oiltanking Beaumont Partners, as borrower, and Oiltanking Finance, as lender, dated as of December 21, 2009; and (v) Loan Agreement, by and between Oiltanking Beaumont Partners, as borrower, and Oiltanking Finance, as lender, dated as of December 21, 2009.

“Oiltanking Material Adverse Effect” means any change, event, circumstance, development or occurrence, individually or in the aggregate, with all other changes, events, circumstances, developments and occurrences, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities or continuing results of operations of the Oiltanking Entities, taken as a whole, excluding any change, event, circumstance, development or occurrence resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Oiltanking Entities operate, (B) changes in general economic or political conditions (including changes of prevailing interest rates), (C) changes of Applicable Law, (D) changes) or conditions generally affecting the industry in which the Oiltanking Entities operate (including changes to the prices for oil, natural gas and related commodities), (E) acts of war, sabotage or terrorism or natural disasters, (F) the announcement or consummation of the transactions contemplated by this Agreement, (G) any failure in and of itself by any of the Oiltanking Entities to meet any internal or published budgets, projections, forecasts or other predictions of financial performance for any period (except that the underlying cause of any such failure may be taken into consideration in making such determination), (H) any decline in the market price or trading volume of Oiltanking Common Units (it being understood that the foregoing shall not preclude Enterprise from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Oiltanking Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an Oiltanking Material Adverse Effect), or (I) from compliance by the Contributing Entities with the terms of this Agreement, except in the case of clauses (A), (B), (C), (D) and (E) above, to the extent any such changes, events, circumstances, developments and occurrences referred to in have a disproportionate adverse impact on the Oiltanking Entities, taken as a whole, relative to other participants in the industry in which the Oiltanking Entities operate, or (ii) the ability of the Contributing Party to perform its obligations under or arising out of this Agreement or the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

“Oiltanking MLP Balance Sheet” means the audited consolidated balance sheet of Oiltanking MLP as of December 31, 2013.

“Oiltanking MLP Balance Sheet Date” means December 31, 2013.

“Oiltanking MLP Entity” means Oiltanking MLP and each of the Oiltanking MLP Subsidiaries.

“Oiltanking MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Oiltanking MLP dated July 19, 2011, as amended by Amendment No. 1 thereto, dated July 14, 2014.

“Oiltanking MLP Representations” means the representations and warranties insofar as relating to any matter with respect to any Oiltanking MLP Entity, excluding any matters with respect to the Oiltanking Fundamental Representations.

“Oiltanking MLP Subsidiary” means each direct and indirect Subsidiary of Oiltanking MLP, including OTH GP, LLC, a Texas limited liability company, Oiltanking Houston, Oiltanking Appelt, LLC, a Texas limited liability company, OTB GP, LLC, a Delaware limited liability company, Oiltanking Beaumont Partners and Oiltanking Beaumont Specialty Products, LLC, a Texas limited liability company.

“Oiltanking Partners Waiver and Assignment Agreement” means the Waiver and Assignment Agreement between Oiltanking Finance, Oiltanking MLP and EPO, in the form attached hereto as Exhibit F-3.

“Oiltanking Units Assignment and Assumption Agreement” means the Assignment and Assumption Agreement among OTA, OTB Holdco and Enterprise in the form attached hereto as Exhibit H.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of July 19, 2011, among Oiltanking MLP, the General Partner and OTA.

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, or other agency requirement of any Governmental Authority, or arbitration award.

“OTA Benefit Plan” means any Benefit Plan which is sponsored, maintained, contributed to or required to be contributed to by any member of the OTA Group or with respect to which any member of the OTA Group has or could have any liability.

“OTA Employee Liability” means any and all liabilities, costs, expenses, claims, losses, damages and obligations, whether current, future, contingent, secondary, joint and several, statutory, contractual, or otherwise of any member of the OTA Group to any current or former member of the OTA Group’s employment or engagement of any present or former employee, director, consultant, independent contractor or other service provider of any current or former member of the OTA Group that is based upon, related to or arising with respect to such individual’s service or termination of service with a member of the OTA Group.

“OTA Group” means the Contributing Parties, the General Partner, OTNA and the Oiltanking MLP Entities and any Affiliates of the foregoing.

“OTNA” means Oiltanking North America, LLC, a Delaware limited liability company that provides services to the General Partner and the Oiltanking MLP Entities.

“Permitted Liens” means, with respect to any Person: (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established by such Person; (ii) statutory Liens of lessors; (iii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, materialmen, construction or similar Liens arising by operation of Applicable Law or Contract and that secure obligations that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established by such Person; (iv) easements, rights of way, restrictions, and other similar Liens; (v) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (vi) Liens existing or expressly permitted pursuant to the Oiltanking Credit Agreement or Enterprise Credit Agreement, as applicable; (vii) Liens disclosed on the Oiltanking MLP Balance Sheet or Enterprise Balance Sheet, as applicable, or securing liabilities reflected on the Oiltanking MLP Balance Sheet or Enterprise Balance Sheet, as applicable; (viii) Liens incurred in the ordinary course of business since the Oiltanking MLP Balance Sheet Date or Enterprise Balance Sheet Date, as applicable, none of which are material to ownership, operation or use of the properties and assets of the Oiltanking MLP Entities or Enterprise Entities, as applicable, in each case taken as a whole; and (ix) any other Liens which, individually or in the aggregate, are not reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect or Enterprise Material Adverse Effect, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any judicial or administrative action, investigation, claim, suit, arbitration proceeding, or litigation of any nature (civil, criminal, regulatory or otherwise) at law or in equity.

“Registration Rights Agreement” means the Registration Rights Agreement between OTA and Enterprise, in the form attached hereto as Exhibit B.

“Representatives” means, in respect of any Person, such Person’s officers, directors, employees, consultants, agents, advisors, and controlled Affiliates.

“Services Agreement” means that certain Services Agreement, dated July 19, 2011, among Oiltanking MLP, the General Partner, OTNA and Oiltanking Beaumont Specialty Products, LLC, as amended by the First Amendment thereto dated as of December 31, 2011 and the Second Amendment thereto dated as of August 5, 2013.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or managers or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means, with respect to any Person, any agreement or arrangement (whether or not written) entered into prior to the Closing binding such Person that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any other Person’s Tax liability, including the Tax Sharing Agreement by and between Oiltanking MLP and OTA dated as of July 19, 2011.

“Tax Sharing Agreement Assignment” the Assignment Agreement between Enterprise, OTA and Oiltanking MLP, in the form attached hereto as Exhibit I.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Transaction Agreements” means this Agreement, the OILT GP Equity Assignment and Assumption Agreement, the Oiltanking Units Assignment and Assumption Agreement, the Liquidity Option Agreement, the Employee Matters Agreement, the Registration Rights Agreement, the Transition Services Agreement, the Oiltanking Beaumont Waiver and Assignment Agreement, the Oiltanking Houston Waiver and Assignment Agreement and the Oiltanking Partners Waiver and Assignment Agreement.

“Transaction Documents” means the Transaction Agreements and each certificate and other document required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest).

“Transition Services Agreement” means the Transition Services Agreement between OTNA, Enterprise and EPCO, in the form attached hereto as Exhibit D.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1933 Act	1.01
1934 Act	1.01
Affiliate	1.01
Agreement	Preamble
Antitrust Authority	5.05(b)
Applicable Law	1.01
Bankruptcy and Equity Exceptions	3.02
Benefit Plan	1.01
Business Day	1.01
Business Employee Information	1.01
Business Employees	1.01
Cash Consideration	2.02
Closing	2.03
Closing Date	1.01
Code	1.01
Competition Laws	1.01
Confidential Information	5.01
Confidentiality Agreement	1.01
Consideration	2.02
Contributing Party	Preamble
Contracts	1.01
Cross Receipt	2.03(a)(v)
Damages	6.02
Deductible	6.05(a)
Devices	5.12
Disclosing Party	5.01
Disclosure Schedules	1.01

Term	Section
e-mail	7.01
Employee Matters Agreement	1.01
Enterprise	Preamble
Enterprise Balance Sheet	1.01
Enterprise Balance Sheet Date	1.01
Enterprise Board	1.01
Enterprise Common Unit	1.01
Enterprise Credit Agreement	1.01
Enterprise Current SEC Document	1.01
Enterprise Disclosure Schedules	1.01
Enterprise Entity	1.01
Enterprise Fundamental Representations	6.01
Enterprise General Partner	1.01
Enterprise Intellectual Property Rights	1.01
Enterprise Material Adverse Effect	1.01
Enterprise Partnership Agreement	1.01
Enterprise SEC Document	4.07
Enterprise Special Representations	6.01
Environmental Law	1.01
Environmental Matters	3.21
ERISA	1.01
Execution Date	Recitals
GAAP	1.01
General Partner	Recitals
General Partner Securities	3.05(b)
Governmental Authority	1.01
GP Contracts	3.13
IDRs	Recitals
Indemnified Party	6.03
Indemnified Person	5.04(d)
Indemnified Tax Claim	5.09(e)
Indemnifying Party	6.03
Intellectual Property Right	1.01
Internal Controls	3.09(e)
knowledge of Contributing Party	1.01
Lease	3.16(b)
Lien	1.01
Liquidity Option Agreement	1.01
LTIP	1.01
Material Contract	1.01
M&B	1.01
M&B Designee	5.11
M&B Marks	5.07
M&B Marks Termination Date	5.07

Term	Section
M&B Policies	3.18
Non-Competition Agreement	1.01
Non-Recourse Party	7.13
NYSE	Recitals
OILT GP Equity	Recitals
OILT GP Equity Assignment and Assumption Agreement	1.01
OILT GP Interest	Recitals
OILT GP LLC Agreement	1.01
Oiltanking Beaumont Partners	1.01
Oiltanking Beaumont Waiver and Assignment Agreement	1.01
Oiltanking Common Units	Recitals
Oiltanking Credit Agreement	1.01
Oiltanking Current SEC Document	1.01
Oiltanking Disclosure Schedules	1.01
Oiltanking Entities	1.01
Oiltanking Finance	1.01
Oiltanking Fundamental Representations	6.01
Oiltanking Houston	1.01
Oiltanking Houston Waiver and Assignment Agreement	1.01
Oiltanking Intellectual Property Rights	1.01
Oiltanking Loan Agreements	1.01
Oiltanking Material Adverse Effect	1.01
Oiltanking MLP	Recitals
Oiltanking MLP Balance Sheet	1.01
Oiltanking MLP Balance Sheet Date	1.01
Oiltanking MLP Entity	1.01
Oiltanking MLP Partnership Agreement	1.01
Oiltanking MLP Policies	3.18
Oiltanking MLP Representations	1.01
Oiltanking MLP Subsidiary	1.01
Oiltanking MLP Subsidiary Securities	3.07(e)
Oiltanking Partners Waiver and Assignment Agreement	1.01
Oiltanking SEC Documents	3.09
Oiltanking Special Representations	6.01
Oiltanking Subordinated Units	Recitals
Oiltanking Units	Recitals
Oiltanking Units Assignment and Assumption Agreement	1.01
Omnibus Agreement	1.01
Order	1.01

Term	Section
OTA	Preamble
OTA Benefit Plan	1.01
OTA Employee Liability	1.01
OTA Group	1.01
OTB Holdco	Preamble
OTNA	1.01
Permitted Liens	1.01
Person	1.01
Policies	3.18
Potential Contributor	6.07
Preformation Capital Expenditures	5.09(g)
Proceeding	1.01
Registration Rights Agreement	1.01
Representatives	1.01
Services Agreement	1.01
Sarbanes-Oxley Act	3.09(e)
Subject Interests	Recitals
Subject Oiltanking Units	Recitals
Subsidiary	1.01
Tax	1.01
Tax Indemnified Party	5.09(e)
Tax Indemnifying Party	5.09(e)
Tax Proceeding	5.09(c)
Tax Return	1.01
Tax Sharing Agreement	1.01
Taxing Authority	1.01
Third Party Claim	6.03
Transaction Agreements	1.01
Transaction Documents	1.01
Transfer Tax	1.01
Transition Services Agreement	1.01
Unit Consideration	2.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Disclosure Schedules are to Articles, Sections, Exhibits and Disclosure Schedules of this Agreement unless otherwise specified. All Exhibits and Disclosure Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words

“include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, however, that with respect to any agreement or contract listed on any Disclosure Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person to the extent the context so requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

CONTRIBUTION

Section 2.01. Contribution. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Contributing Parties agree to contribute, transfer and assign (or cause their applicable Affiliates to contribute, transfer and assign) the Subject Interests to Enterprise, and Enterprise agrees to acquire and accept the Subject Interests from the Contributing Parties.

Section 2.02. Consideration. The aggregate consideration to be paid by Enterprise for the Subject Interests shall consist of: (i) $2.21 billion in cash in immediately available funds (the “Cash Consideration”) and (ii) the issuance of 54,807,352 Enterprise Common Units (the “Unit Consideration” and together with the Cash Consideration, the “Consideration”).

Section 2.03. Closing. The closing (the “Closing”) of the transactions provided for in Section 2.01 shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, on the Execution Date. At the Closing:

(a) Enterprise shall deliver to the Contributing Parties:

(i)	the Cash Consideration in immediately available funds by wire transfer to an account of the Contributing Parties designated by the Contributing Parties by written notice to Enterprise prior to the Closing Date;

(ii)	the Unit Consideration in book-entry form in the name of OTA;

(iii)	the OILT GP Equity Assignment and Assumption Agreement, duly executed by Enterprise;

(iv)	the Oiltanking Units Assignment and Assumption Agreement, duly executed by Enterprise;

(v)	the cross receipt in the form attached hereto as Exhibit J (the “Cross Receipt”), duly executed by Enterprise;

(vi)	the Liquidity Option Agreement, duly executed by Enterprise;

(vii)	the Registration Rights Agreement, duly executed by Enterprise;

(viii)	the Employee Matters Agreement, duly executed by Enterprise and EPCO;

(ix)	the Transition Services Agreement, duly executed by Enterprise and EPCO;

(x)	the Non-Competition Agreement, duly executed by Enterprise;

(xi)	the Oiltanking Houston Waiver and Assignment Agreement, duly executed by EPO;

(xii)	the Oiltanking Beaumont Waiver and Assignment Agreement, duly executed by EPO;

(xiii)	the Oiltanking Partners Waiver and Assignment Agreement, duly executed by EPO;

(xiv)	the Tax Sharing Agreement Assignment, duly executed by Enterprise and

(xv)	evidence that the M&B Designee has been appointed to the Enterprise Board.

(b) Each Contributing Party shall deliver or cause to be delivered to Enterprise:

(i)	the OILT GP Equity Assignment and Assumption Agreement, duly executed by OTA;

(ii)	the Oiltanking Units Assignment and Assumption Agreement, duly executed by OTA and OTB Holdco;

(iii)	the Liquidity Option Agreement, duly executed by M&B;

(iv)	the Registration Rights Agreement, duly executed by OTA;

(v)	the Employee Matters Agreement, duly executed by OTA and OTNA;

(vi)	the Transition Services Agreement, duly executed by OTNA;

(vii)	the Non-Competition Agreement executed by M&B;

(viii)	the Oiltanking Houston Waiver and Assignment Agreement, duly executed by Oiltanking Finance and Oiltanking Houston;

(ix)	the Oiltanking Beaumont Waiver and Assignment Agreement, duly executed by Oiltanking Finance and Oiltanking Beaumont Partners;

(x)	the Oiltanking Partners Waiver and Assignment Agreement, duly executed by Oiltanking Finance and Oiltanking MLP;

(xi)	an assignment to Enterprise of the rights and obligations of OTA under the Tax Sharing Agreement dated as of July 19, 2011;

(xii)	a certification, signed under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, from each transferor of any Subject Interests that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that such transferor is not a “foreign person” as defined in Section 1445 of the Code;

(xiii)	the Tax Sharing Agreement Assignment, duly executed by OTA and Oiltanking MLP;

(xiv)	the Cross Receipt, duly executed by OTA and OTB Holdco; and

(xv)	resignations of each of the directors set forth on Schedule 2.03(b)(xv) of the Oiltanking Disclosure Schedules.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES

Except as set forth in the Oiltanking Disclosure Schedules and, in the case of Oiltanking MLP Representations, as set forth in any Oiltanking Current SEC Document, each Contributing Party, jointly and severally, represents and warrants to Enterprise as of the Execution Date that:

Section 3.01. Corporate Existence and Power. (a) OTA is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

(b) OTB Holdco is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

(c) The General Partner is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to be Material to the General Partner and would not reasonably be expected to have an Oiltanking Material Adverse Effect.

(d) Each of the Oiltanking MLP Entities is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power or limited partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

(e) The Contributing Parties have made available prior to the Execution Date a true and complete copy of the General Partner’s certificate of formation and the OILT GP LLC Agreement, in each case as amended through the Execution Date.

Section 3.02. Corporate Authorization. The execution, delivery and performance by each Contributing Party of this Agreement and each of the other Transaction Documents to which it or any of its Affiliates is party and the consummation of the transactions contemplated hereby and thereby (a) are within each Contributing Party’s and such Affiliate’s corporate (or other) powers and have been duly authorized by all necessary corporate (or other) action on the part of such Contributing Party and such Affiliate, as applicable, and (b) require no corporate (or other) action on the part of the General Partner or Oiltanking MLP. Each Transaction Document to which a Contributing Party and/or any of their Affiliates is a party has been duly executed and delivered by such Contributing Party and/or such Affiliates, as applicable. Each Transaction Document to which a Contributing Party and/or any of their Affiliates is a party constitutes a valid and binding agreement of each Contributing Party and/or such Affiliates, as applicable, enforceable against such Contributing Party and/or Affiliates in accordance with the terms of the applicable agreement, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws relating to or affecting creditor’s rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law) (clause (i) and (ii) collectively, the “Bankruptcy and Equity Exceptions”).

Section 3.03. Governmental Authorization. The execution, delivery and performance (a) by each Contributing Party of this Agreement and the consummation of the transactions contemplated hereby and (b) by each Contributing Party and/or its Affiliates of the other Transaction Documents to which a Contributing Party and/or any of their Affiliates is a party and the consummation of the transactions contemplated thereby, in each case, require no consent or approval of, action by or in respect of, or filing with by a Contributing Party and/or any of their Affiliates, any Governmental Authority other than (i) compliance with any applicable requirements of the 1934 Act and (ii) such consents, approvals, actions or filings that have been obtained or made or that would in the ordinary course be made or obtained after the Closing or, which if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or to materially impair any Contributing Party’s or their Affiliates’ ability to perform their respective obligations under the Transaction Documents to which any of them is a party.

Section 3.04. Noncontravention. (a) The execution, delivery and performance (i) by each Contributing Party of this Agreement and the consummation of the transactions contemplated hereby and (ii) by each Contributing Party and/or its Affiliates of the other Transaction Documents and the consummation of the transactions contemplated thereby, in each case, do not and will not (A) violate the certificate of incorporation or bylaws or equivalent organizational or constituent documents of any Contributing Party, any of such Affiliates or the General Partner, (B) assuming compliance with the matters referred to in Section 3.03, violate or conflict with any Applicable Law, (C) except as set forth on Schedule 3.04(a)(ii)(B) of the Oiltanking Disclosure Schedules, require any consent or other action by any Person under, constitute a default under, result in a violation of or conflict with, or give rise to any right of termination, cancellation, modification, or acceleration of any right or obligation of any Contributing Party, any such Affiliate or the General Partner or to a loss of any benefit to which any Contributing Party, any of such Affiliates or the General Partner is entitled under any provision of any agreement or other instrument binding upon any Contributing Party, any of such Affiliates or the General Partner, or (D) result in the creation or imposition of any Lien on any asset of the General Partner, except in the case of each of clauses (B) and (C), as would not have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

(b) The execution, delivery and performance (i) by each Contributing Party of this Agreement and the consummation of the transactions contemplated hereby and (ii) by each Contributing Party and/or its Affiliates of the other Transaction Documents and the consummation of the transactions contemplated thereby, in each case, do not and will not (A) violate the certificate of incorporation or bylaws or equivalent organizational or constituent documents of any Oiltanking MLP Entity, (B) assuming compliance with the matters referred to in Section 3.03, violate or conflict with any Applicable Law, (C) require any consent or other action by any Person under, constitute a default under, result in a violation of or conflict with, or give rise to any right of termination, cancellation, modification, or acceleration of any right or obligation of any Oiltanking MLP Entity or to a loss of any benefit to which any Oiltanking MLP Entity is entitled under any provision of any agreement or other instrument binding upon any Oiltanking MLP Entity or (D) result in the creation or imposition of any Lien on any asset of any Oiltanking MLP Entity, except in the case of each of clauses (B), (C) and (D), as would not have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

Section 3.05. Capitalization of the General Partner; Ownership of OILT GP Equity and IDRs. (a) All of the OILT GP Equity has been duly authorized and validly issued in accordance with the OILT GP LLC Agreement and is fully paid (to the extent required under the OILT GP LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Limited Liability Company Act) and was not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person.

(b) Except as set forth in Section 3.05(a), there are no authorized, issued or outstanding (i) equity interests or voting securities of the General Partner, (ii) securities of the General Partner convertible into or exchangeable for equity interests or voting securities of the General Partner or (iii) options or other rights to acquire, or other obligation of the General Partner to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of the General Partner (the items in clauses (i), (ii) and (iii) above being referred to collectively as the “General Partner Securities”). There are no outstanding obligations of the General Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any General Partner Securities.

(c) The General Partner owns all of the OILT GP Interest and 100% of the issued and outstanding IDRs, in each case, free and clear of any Liens (other than Liens set forth in the Oiltanking MLP Partnership Agreement). Other than such OILT GP Interest, there are no authorized, issued or outstanding (i) general partner interests in Oiltanking MLP, (ii) securities convertible into or exchangeable for general partner interests in Oiltanking MLP or (iii) options or other rights to acquire general partner interests in Oiltanking MLP. The OILT GP Interest and the IDRs have been duly authorized and validly issued in accordance with the Oiltanking MLP Partnership Agreement and were not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person. Other than such OILT GP Interest and IDRs, the General Partner does not own any stock or equity ownership (whether controlling or not) in a corporation, association, partnership, limited liability company, joint venture or other entity.

Section 3.06. Ownership of OILT GP Equity. OTA is the sole member of the General Partner and is the record and beneficial owner of all of the OILT GP Equity, free and clear of any Liens. OTA has the power, authority and legal capacity to sell, transfer, assign and deliver the OILT GP Equity as provided in this Agreement and will transfer and deliver to Enterprise at the Closing good and valid title to the OILT GP Equity free and clear of any Liens.

Section 3.07. Capitalization of Oiltanking MLP; Subject Oiltanking Units; Subsidiaries. (a). The outstanding partnership interests of Oiltanking MLP consist of 44,357,982 Oiltanking Common Units (including 129,290 restricted Oiltanking Common Units issued under the LTIP), 38,899,802 Oiltanking Subordinated Units, the OILT GP Interest and the IDRs. Except as disclosed in the Oiltanking SEC Documents, there are no authorized, issued or outstanding (i) partnership interests convertible into or exchangeable for Oiltanking Units or other equity interests or securities of Oiltanking MLP or (ii) options or other rights to acquire, or other obligation of Oiltanking MLP to issue, any Oiltanking Units or other equity interests or other securities of Oiltanking MLP.

(b) OTA is the record owner of 7,162,064 Oiltanking Common Units and 20,915,684 Oiltanking Subordinated Units, free and clear of any Liens (other than Liens set forth in the Oiltanking MLP Partnership Agreement), and OTB Holdco is the record and beneficial owner of 8,737,738 Oiltanking Common Units and 17,984,118 Oiltanking Subordinated Units, free and clear of any Liens (other than Liens set forth in the Oiltanking MLP Partnership Agreement). Each Contributing Party has the power, authority and legal capacity to sell, transfer, assign and deliver the Subject Oiltanking Units as provided in this Agreement and will transfer and deliver to Enterprise at the Closing good and valid title to the Subject Oiltanking Units owned of record by it free and clear of any Liens (other than Liens set forth in the Oiltanking MLP Partnership Agreement).

(c) All of the Subject Oiltanking Units have been duly authorized and validly issued in accordance with the Oiltanking MLP Partnership Agreement and are fully paid (to the extent required under the Oiltanking MLP Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act) and were not issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person.

(d) All of the outstanding capital stock, limited liability company interests or partnership interests, as the case may be, of each Oiltanking MLP Subsidiary is owned by Oiltanking MLP, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The outstanding capital stock, limited liability company interests or partnership interests, as the case may be, of such Oiltanking MLP Subsidiaries have been duly authorized and validly issued in accordance with the organizational documents of each such Oiltanking MLP Subsidiary and are fully paid (to the extent required under such organizational documents) and non-assessable (except as such non-assessability may be affected by the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act). Other than the Oiltanking MLP Subsidiaries, Oiltanking MLP does not directly or indirectly own any stock or equity ownership (whether controlling or not) in a corporation, association, partnership, limited liability company, joint venture or other entity.

(e) There are no authorized, issued or outstanding (i) securities of any Oiltanking MLP Entity convertible into or exchangeable for shares of capital stock, limited liability company interests, partnership interests or voting securities of any Oiltanking MLP Subsidiary or (ii) options or other rights to acquire, or other obligations of any Oiltanking MLP Entity to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Oiltanking MLP Subsidiary (the items in clauses (i) and (ii) above being referred to collectively as the “Oiltanking MLP Subsidiary Securities”). There are no outstanding obligations of any Oiltanking MLP Entity to repurchase, redeem or otherwise acquire any outstanding Oiltanking MLP Subsidiary Securities.

(f) There are no voting trusts, proxies or other agreements or understandings to which any Contributing Party or any of its Affiliates is bound with respect to the voting of the OILT GP Equity or the Subject Oiltanking Units.

Section 3.08. Business of the General Partner. The General Partner has never engaged in or conducted any business or other activities other than acting as the general partner of Oiltanking MLP and owning the OILT GP Equity. The General Partner has never incurred any indebtedness, liability or obligations except in connection with or incidental to its performance as general partner of Oiltanking MLP.

Section 3.09. SEC Filings and Sarbanes-Oxley Act Compliance. (a) Except as set forth on Schedule 3.09(a) of the Oiltanking Disclosure Schedules, Oiltanking MLP has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Oiltanking MLP pursuant to the 1934 Act since January 1, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Oiltanking SEC Documents”).

(b) As of its filing date (and as of the date of any amendment thereto), each Oiltanking SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), each Oiltanking SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Oiltanking SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became, or is deemed to have become, effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Oiltanking MLP is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the certifications provided since January 1, 2012 pursuant to Sections 302 and 906 thereof were accurate when made. The Oiltanking MLP Entities have (i) established and maintain “internal controls over financial reporting” (as such term is defined in Rule 13a-15 under the 1934 Act) sufficient to comply with all legal and accounting requirements applicable to Oiltanking MLP and (ii) designed and maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the 1934 Act) (“Internal Controls”) to ensure that the material information required to be disclosed by Oiltanking MLP in reports it files or furnishes under the 1934 Act is accumulated and communicated to management of Oiltanking MLP by others as appropriate to allow timely decisions regarding required disclosure in accordance with the requirements of the 1934 Act. Oiltanking MLP has disclosed, based on its most recent evaluation prior to the

Execution Date, to Oiltanking MLP’s auditors, the audit committee of the board of directors of the General Partner and to Enterprise (i) all significant deficiencies and material weaknesses in the design or operation of its Internal Controls which are reasonably likely to adversely affect Oiltanking MLP’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Oiltanking MLP’s Internal Controls.

(f) Since January 1, 2012, Oiltanking MLP has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. All of the outstanding Oiltanking Units, including the Subject Oiltanking Units, have been approved for listing on the NYSE.

Section 3.10. Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Oiltanking MLP included or incorporated by reference in the Oiltanking SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Oiltanking MLP Entities as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b) The consolidated balance sheet of Oiltanking MLP as of June 30, 2014 is the most recent regularly-prepared balance sheet of Oiltanking MLP as of the Execution Date. If (i) all of Oiltanking MLP’s assets were sold or distributed on the Execution Date for their book value as of June 30, 2014 and (ii) the remaining proceeds after repayment of all Oiltanking MLP liabilities as of such date were distributed in accordance with the terms of the Oiltanking MLP Partnership Agreement upon a liquidation of Oiltanking MLP, the holders of the OILT GP Interest, the IDRs and the Subject Oiltanking Units would receive less than 50% of such distribution proceeds.

Section 3.11. Absence of Certain Changes. Since the Oiltanking MLP Balance Sheet Date, (i) the business of the General Partner and of each Oiltanking MLP Entity has been conducted in the ordinary course consistent with past practices in all material respects, (ii) there has not been any damage, destruction or loss to any of the assets of the Oiltanking MLP Entities, to the extent not covered by insurance, that would be material to the Oiltanking MLP Entities, taken as a whole, and (iii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

Section 3.12. No Undisclosed Material Liabilities. There are no liabilities of the General Partner or of any Oiltanking MLP Entity of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than:

(a) in the case of any Oiltanking MLP Entity, liabilities disclosed, reflected, reserved against or otherwise provided for in the Oiltanking MLP Balance Sheet or disclosed in the notes thereto;

(b) liabilities which, if known, would not be required under GAAP to be shown on the Oiltanking MLP Balance Sheet or disclosed in the notes thereto;

(c) liabilities disclosed on Schedule 3.12(c) of the Oiltanking Disclosure Schedules;

(d) liabilities incurred in the ordinary course of business since the Oiltanking MLP Balance Sheet Date; or

(e) in the case of any Oiltanking MLP Entity, other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

Section 3.13. Material Contracts. (a) Except as a result of the expiration or termination of any Material Contract in accordance with its terms and except as would not reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse, (i) each of the Material Contracts is a valid and binding agreement of each Oiltanking MLP Entity party thereto and is in full force and effect, (ii) no Oiltanking MLP Entity, nor to the Contributing Party’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach of, or default under, the provisions of such Material Contract, and (iii) no Oiltanking MLP Entity has received notice that it has breached, violated or defaulted under any Material Contract and, to the knowledge of each Contributing Party, no party to any Material Contract has threatened or intends to cancel, terminate or modify any Material Contract.

(b) Except as set forth on Schedule 3.13(b) of the Oiltanking Disclosure Schedules, the General Partner is not a party to or bound by any contract except (i) the Oiltanking MLP Partnership Agreement and (ii) the Services Agreement (collectively, the “GP Contracts”). As of the Execution Date, each of the GP Contracts is a valid and binding agreement of the General Partner and is in full force and effect. Except for breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to be Material to the General Partner, neither the General Partner, nor, to the knowledge of a Contributing Party, any other party to a GP Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach of, or default under, the provisions of such GP Contract. The General Partner has not received notice that it has breached, violated or defaulted under any GP Contract and, to the knowledge of each Contributing Party, no other party to any GP Contract has threatened or intends to cancel, terminate or modify any GP Contract.

Section 3.14. Litigation. Except as disclosed in the Oiltanking MLP SEC Documents and as set forth on Schedule 3.14 of the Oiltanking Disclosure Schedules, there is no Proceeding pending against, or to the knowledge of each Contributing Party, threatened against the General Partner (other than in its capacity as the general partner of Oiltanking MLP) before any arbitrator or any Governmental Authority. Except as disclosed in the Oiltanking MLP SEC Documents, there is no Proceeding pending against, or to the knowledge of each Contributing Party, threatened against or affecting, each Contributing Party, the General Partner or any Oiltanking MLP Entity, or any of their respective properties before any arbitrator or any Governmental Authority that has had or is reasonably expected to have an Oiltanking Material Adverse Effect. Neither the General Partner, nor any Oiltanking MLP Entity, nor any material property or asset of any Oiltanking MLP Entity is subject to any Order from any Governmental Authority that has or is reasonably expected to have an Oiltanking Material Adverse Effect.

Section 3.15. Compliance with Laws and Court Orders. The General Partner and each Oiltanking MLP Entity are, and since January 1, 2012, have been in compliance with Applicable Law, except as set forth on Schedule 3.15 of the Oiltanking Disclosure Schedules and for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect. To the knowledge of each Contributing Party, there are no material unsatisfied judgments, penalties or awards against or affecting the General Partner or any of the Oiltanking MLP Entities or their respective properties.

Section 3.16. Properties. (a) The Oiltanking MLP Entities have good and valid title to, or in the case of leased property and assets have good and valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Oiltanking MLP Balance Sheet or acquired after the Oiltanking MLP Balance Sheet Date, except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect. None of such property or assets is subject to any Lien, except in each case (i) for Permitted Liens and (ii) as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

(b) (i) The Oiltanking MLP Entities have such leasehold estates, easements, rights of way and other similar real estate interests (each a “Lease”) that are necessary for the Oiltanking MLP Entities to own, use and operate their respective assets and properties in the manner such assets and properties are currently owned, used and operated, (ii) each Oiltanking MLP Entity conducts its business and has and is being operated in a manner that does not violate in any material respect any of the Leases and (iii) no event has occurred or circumstance exists that allows, or after the giving of notice or passage of time, or both, would allow limitation, revocation or termination of any Lease or would result in any impairment of the rights of the holder of any such Lease, except in each case (i) to (iii) as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect.

Section 3.17. Intellectual Property. (a) Schedule 3.17(a) contains a list of all material registrations and applications for registration included in the Oiltanking Intellectual Property Rights.

(b) Except as set forth on Schedule 3.17(b), no Oiltanking Intellectual Property Right is subject to any outstanding Order or agreement restricting the use thereof by the General Partner or any Oiltanking MLP Entity or restricting the licensing thereof by the General

Partner or any Oiltanking MLP Entity to any Person, except for any Order or agreement which would not reasonably be expected to be Material to the General Partner and the Oiltanking MLP Entities’ use or the operations of, or value to, such Oiltanking Intellectual Property and would not reasonably be expected to have an Oiltanking Material Adverse Effect.

(c) No third party has asserted in writing delivered to the General Partner or any Oiltanking MLP Entity an unresolved claim that the General Partner or any Oiltanking MLP Entity is infringing on the Intellectual Property Rights of such third party and to the knowledge of each Contributing Party, no third party is infringing on the Oiltanking Intellectual Property Rights.

Section 3.18. Insurance Coverage. Each Contributing Party has made available to Enterprise, a list and true and complete copies of, all material liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the General Partner and the Oiltanking MLP Entities. Schedule 3.18(a) of the Oiltanking Disclosure Schedules sets forth the list of all material liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the General Partner and the Oiltanking MLP Entities that are provided by M&B or its Affiliates (other than the Oiltanking MLP Entities) (such policies, the “M&B Policies”), and Schedule 3.18(b) of the Oiltanking Disclosure Schedules sets forth a list of all current material liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the General Partner and the Oiltanking MLP Entities that are provided by the Oiltanking MLP Entities (the “Oiltanking MLP Policies” and together with the M&B Policies, the “Policies”). There are no claims by the General Partner or any Oiltanking MLP Entity pending under any of such Policies as to which coverage has been disclaimed, denied or disputed by the underwriters of such Policies or in respect of which such underwriters have reserved their rights. Neither the General Partner nor any Oiltanking MLP Entity has received any notice from the underwriter of any of such Policies cancelling or materially amending any of such Policies. All premiums due and payable for such policies have been duly paid, and each of such Policies or extensions or renewals thereof are outstanding and duly in full force without interruption on the Closing Date. Except as set forth in Section 5.02, coverage for each of the Oiltanking MLP Entities under the Policies included in Schedule 3.18(a) and Schedule 3.18(b) of the Oiltanking Disclosure Schedules has terminated effective as of the Closing.

Section 3.19. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Contributing Parties who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which the General Partner, the Oiltanking MLP Entities or Enterprise would have any liability.

Section 3.20. Employees and Employee Benefit Plans. (a) Schedule 3.20(a) of the Oiltanking Disclosure Schedules sets forth a complete and correct list as of the Closing Date of (i) all Business Employees and (ii) the Business Employee Information with respect to each such person.

(b) To the knowledge of the Contributing Parties, no Business Employee is a member of, represented by or otherwise subject to a labor union or other similar organization or a collective bargaining agreement or other similar agreement with any labor union or organization, or work rules or practices agreed to with any labor organization, in each case with respect to such Business Employee’s employment by any Contributing Party or any of its Affiliates.

(c) Since the Oiltanking MLP Balance Sheet Date, to the knowledge of the Contributing Parties, there has been no, and there currently is no, labor strike, dispute, request for representation, union organization attempt, walkout, slowdown or stoppage actually pending or threatened against or affecting any Contributing Party or any of its Affiliates with respect to any Business Employees, and no question concerning representation has been raised or is, to the knowledge of the Contributing Parties, threatened with respect to the Business Employees.

(d) No Oiltanking Entity (i) has any employees, (ii) sponsors, maintains, contributes to or has any obligation to contribute to any Benefit Plan, other than the LTIP, or (iii) other than any obligations under the LTIP and Services Agreement, has any liability or obligation based upon or related to (A) any Benefit Plan or (B) has any OTA Employee Liability.

Section 3.21. Environmental Matters. Except as set forth in the Oiltanking MLP SEC Documents, as disclosed on Schedule 3.21 of the Oiltanking Disclosure Schedules and as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Oiltanking Material Adverse Effect:

(a) (i) no written notice, Order, request for information, complaint or penalty has been received in the past three years by a Contributing Party, the General Partner or any Oiltanking MLP Entity, and (ii) there are no Proceedings pending or, to the knowledge of each Contributing Party, threatened, in the case of each of (i) and (ii), which allege a violation of or liability under any Environmental Law and relate to any Oiltanking MLP Entity;

(b) each Oiltanking MLP Entity has all environmental permits (including emission credits or allowances) necessary for their operations as presently conducted to the extent required by applicable Environmental Laws and are in compliance with the terms of such permits and with applicable Environmental Laws; and

(c) to the knowledge of each Contributing Party, there has been no written Phase I or Phase II environmental site assessment conducted within the past three years by a Contributing Party, the General Partner or any Oiltanking MLP Entity with respect to any property currently owned or leased by any Oiltanking MLP Entity that identified any material liability, and such environmental assessment reports in possession of the Contributing Party or the General Partner or any Oiltanking MLP Entity have been delivered to Enterprise prior to the Execution Date.

Except as set forth in this Section 3.21, no representations or warranties are being made by the Contributing Parties in this Agreement with respect to matters arising under or relating to Environmental Law or other environmental matters (“Environmental Matters”).

Section 3.22. Affiliate Agreements. All contracts, agreements or arrangements between any Contributing Party or its Affiliates or any present or former employee of or independent contractor to a Contributing Party or any such Affiliate, on the one hand, and the General Partner or any Oiltanking MLP Entity, on the other hand, will be terminated at or prior to Closing without any loss, liability or expense paid or remaining thereunder on the part of the General Partner or any Oiltanking MLP Entity, except (i) for the Transaction Documents and (ii) as set forth in Schedule 3.22 of the Oiltanking Disclosure Schedules.

Section 3.23. Taxes. Except as would not, individually or in the aggregate, constitute an Oiltanking Material Adverse Effect:

(a) each of the Oiltanking Entities has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by it;

(b) all Taxes owed by the Oiltanking Entities (whether or not shown on any Tax Return) have been duly and timely paid in full;

(c) there is no proceeding now pending against any of the Oiltanking Entities in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by any of the Oiltanking Entities that is still pending;

(d) no written claim has been made by any Taxing Authority in a jurisdiction where any of the Oiltanking Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Oiltanking Entity;

(e) except as set forth on Schedule 3.23(e) of the Oiltanking Disclosure Schedules, none of the Oiltanking Entities has any outstanding request for an extension of time within which to pay Taxes or file Tax Returns;

(f) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from any of the Oiltanking Entities;

(g) each of the Oiltanking Entities has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(h) each of the Oiltanking Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code;

(i) in each tax year since the formation of Oiltanking MLP up to and including the current tax year, at least 90% of the gross income of Oiltanking MLP has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(j) for U.S. federal income Tax purposes, the General Partner is, and has been since its formation, treated as a disregarded entity, and except as set forth on Schedule 3.23(j) of the Oiltanking Disclosure Schedules, none of the Oiltanking MLP Entities is treated as a corporation.

Section 3.24. Books and Records. The minute books and other similar records of the General Partner and the Oiltanking MLP Entities contain true and complete copies of all actions taken at meetings of the board of directors of the General Partner, any committee thereof, the limited partners of Oiltanking MLP, the board of directors or other similar body of any Oiltanking MLP Entity and all written consents executed in lieu of any such meetings. Complete copies of all of such minute books and other similar records have been made available to Enterprise.

Section 3.25. Entire Business. Immediately following the Closing, together with Enterprise’s rights under the Employment Matters Agreement and the Transition Services Agreement, Enterprise, the General Partner and the Oiltanking MLP Entities will own and control, license and/or otherwise have the valid and legal right to use all of the assets and properties necessary for the Oiltanking MLP Entities to conduct their businesses as conducted immediately prior to the Execution Date.

Section 3.26. Acquire for Investment. Each Contributing Party is acquiring the Enterprise Common Units issued as the Unit Consideration for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Each Contributing Party (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Enterprise Common Units issued as the Unit Consideration and is capable of bearing the economic risks of such investment.

Section 3.27. Inspections; No Other Representations. Each of the Contributing Parties is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of securities such as the Enterprise Common Units as contemplated hereunder. Each of the Contributing Parties has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. Each Contributing Party agrees to accept the Unit Consideration on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Enterprise or its Affiliates, except as expressly set forth in this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each Contributing Party acknowledges that Enterprise makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to such Contributing Party of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Enterprise or the future business and operations of Enterprise or (ii) any other information or documents made available to such Contributing Party or its counsel, accountants or advisors with respect to the Unit Consideration, Enterprise or its business or operations, except as expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ENTERPRISE

Enterprise represents and warrants to each Contributing Party as of the Execution Date that:

Section 4.01. Corporate Existence and Power. Each of Enterprise and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate, limited liability company power or limited partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Enterprise of this Agreement and each of the other Transaction Documents to which an Enterprise Entity is party and the consummation of the transactions contemplated hereby and thereby are within the partnership (or other) powers of Enterprise and such Enterprise Entity and have been duly authorized by all necessary partnership (or other) action on the part of Enterprise and such Enterprise Entity. The Transaction Documents to which an Enterprise Entity is a party have been duly executed and delivered by such Enterprise Entity. Each Transaction Document to which an Enterprise Entity is a party constitutes a valid and binding agreement of such Enterprise Entity, enforceable against such Enterprise Entity in accordance with the terms of the applicable agreement, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Enterprise of this Agreement and the other Transaction Documents to which an Enterprise Entity is a party and the consummation of the transactions contemplated hereby and thereby require no consent or approval of, action by or in respect of, or filing with by Enterprise and/or any of its Affiliates, any Governmental Authority other than (a) compliance with any applicable requirements of the 1934 Act and (b) such consents, approvals, actions or filings that have been obtained or made or that would in the ordinary course be made or obtained after the Closing or, which if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or to materially impair such Enterprise Entity’s ability to perform its obligations under the Transaction Documents to which it is a party.

Section 4.04. Noncontravention. The execution, delivery and performance by Enterprise of this Agreement and the Transaction Documents to which an Enterprise Entity is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of formation of Enterprise or the Enterprise Partnership Agreement or the applicable organizational documents of such Enterprise Entity, (b) assuming compliance with the matters referred to in Section 4.03, violate or conflict with any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under, result in a violation of or conflict with or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of such Enterprise Entity or to a loss of any benefit to which such Enterprise Entity is entitled under any provision of any agreement or other instrument binding upon such Enterprise Entity or (d) result in the creation or imposition of any material Lien on any asset of any Enterprise Entity, except in the case of clauses (b), (c) and (d) as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated under the Transaction Documents to which an Enterprise Entity is a party or materially impair an Enterprise Entity’s ability to perform its obligations under the Transaction Documents to which it is a party, and except for the waiver of preemptive rights of the Enterprise General Partner under the Enterprise Partnership Agreement with respect to the issuance of the Unit Consideration, which waiver has been obtained prior to the Execution Date.

Section 4.05. Capitalization of Enterprise; Unit Consideration. (a) As of the Execution Date, immediately prior to Closing, the outstanding partnership interests of Enterprise consist of 1,880,223,189 Enterprise Common Units and a non-economic general partner interest. Except as disclosed in the Enterprise SEC Documents, there are no authorized, issued or outstanding (i) partnership interests convertible into or exchangeable for Enterprise Common Units or other equity interests of Enterprise or (ii) options or other rights to acquire, or other obligation of Enterprise to issue, any Enterprise Common Units or other equity interests or other securities of Enterprise.

(b) All of the Enterprise Common Units issuable as the Unit Consideration (i) have been duly authorized, (ii) when issued by Enterprise pursuant to this Agreement for the Consideration, will be validly issued in accordance with the Enterprise Partnership Agreement, fully paid (to the extent required under the Enterprise Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act), (iii) when issued by Enterprise pursuant to this Agreement for the Consideration, will not be issued in violation of any pre-emptive rights, right of first refusal, right of first offer or similar rights of any Person, and (iv) are free of any restrictions upon voting or transfer thereof, subject to compliance with Applicable Law. Upon issuance and delivery of the Unit Consideration, the Contributing Parties will be duly admitted to Enterprise as additional limited partners. The Enterprise Common Units issuable as the Unit Consideration have been approved for listing on the NYSE.

Section 4.06. SEC Filings and Sarbanes-Oxley Act Compliance. (a) Enterprise has timely filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by Enterprise pursuant to the 1934 Act since January 1, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Enterprise SEC Documents”). As of its filing date (and as of the date of any amendment thereto), each Enterprise SEC Document complied as to form in all material respects with the applicable requirements of the 1934 Act, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), each Enterprise SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Enterprise is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the certifications provided since January 1, 2012 pursuant to Sections 302 and 906 thereof were accurate when made. The Enterprise Entities have established and maintain Internal Controls to ensure that the material information required to be disclosed by Enterprise in reports it files or furnishes under the 1934 Act is accumulated and communicated to management of Enterprise by others as appropriate to allow timely decisions regarding required disclosure in accordance with the requirements of the 1934 Act. Enterprise has disclosed, based on its most recent evaluation prior to the Execution Date, to Enterprise’s auditors, the audit committee of the Enterprise Board and to each Contributing Party (i) all significant deficiencies and material weaknesses in the design or operation of its Internal Controls which are reasonably likely to adversely affect Enterprise’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Enterprise’s Internal Controls.

(c) Since January 1, 2012, Enterprise has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. All of the outstanding Enterprise Common Units have been approved for listing on the NYSE.

Section 4.07. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Enterprise included or incorporated by reference in the Enterprise SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Enterprise and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

Section 4.08. Absence of Certain Changes. Since the Enterprise Balance Sheet Date, (i) the business of each Enterprise Entity has been conducted in the ordinary course consistent with past practices in all material respects, (ii) there has not been any damage, destruction or loss to any of the assets of the Enterprise Entities, to the extent not covered by insurance, that would be material to the Enterprise Entities, taken as a whole, and (iii) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

Section 4.09. No Undisclosed Material Liabilities. There are no liabilities of any Enterprise Entity of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than:

(a) liabilities disclosed, reflected, reserved against or otherwise provided for in the Enterprise Balance Sheet or disclosed in the notes thereto;

(b) in the case of any Enterprise Entity, liabilities which, if known, would not be required under GAAP to be shown on the Enterprise Balance Sheet or disclosed in the notes thereto;

(c) liabilities incurred in the ordinary course of business since the Enterprise Balance Sheet Date; or

(d) other undisclosed liabilities which, individually or in the aggregate, are not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

Section 4.10. Material Contracts. Except as a result of the expiration or termination of any Material Contract in accordance with its terms and except as would not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect, (i) each of the Material Contracts is a valid and binding agreement of each Enterprise Entity party thereto and is in full force and effect, (ii) no Enterprise Entity, nor to Enterprise’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach of, or default under, the provisions of such Material Contract, and (iii) no Enterprise Entity has received notice that it has breached, violated or defaulted under any Material Contract and, to the knowledge of Enterprise, no party to any Material Contract has threatened or intends to cancel, terminate or modify any Material Contract.

Section 4.11. Litigation. Except as disclosed in the Enterprise SEC Documents, there is no Proceeding pending against, or to the knowledge of Enterprise, threatened against or affecting, Enterprise or any Enterprise Entity, or any of their respective properties before any arbitrator or any Governmental Authority that has or is reasonably expected to have an Enterprise Material Adverse Effect. No Enterprise Entity, nor any material property or asset of any Enterprise Entity is subject to any Order from any Governmental Authority that has or is reasonably expected to have an Enterprise Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders. Each Enterprise Entity is, and since January 1, 2012, has been in compliance with Applicable Law, except as set forth in the Enterprise SEC Documents and for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. To the knowledge of Enterprise, except as set forth in the Enterprise SEC Documents, there are no material unsatisfied judgments, penalties or awards against or affecting any of the Enterprise Entities or their respective properties.

Section 4.13. Intellectual Property. (a) No Enterprise Intellectual Property Right is subject to any outstanding Order or agreement restricting the use thereof by any Enterprise Entity or restricting the licensing thereof by any Enterprise Entity to any Person, except for any Order or agreement which would not reasonably be expected to be have, individually or in the aggregate, an Enterprise Material Adverse Effect.

(b) Except as would not reasonably be expected to be have, individually or in the aggregate, an Enterprise Material Adverse Effect, (i) no third party has asserted in writing delivered to an Enterprise Entity an unresolved claim that any Enterprise Entity is infringing on the Intellectual Property Rights of such third party and (ii) to the knowledge of Enterprise, no third party is infringing on the Enterprise Intellectual Property Rights.

Section 4.14. Properties. (a) The Enterprise Entities have good and valid title to, or in the case of leased property and assets have good and valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Enterprise Balance Sheet or acquired after the Enterprise Balance Sheet Date, except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect. None of such property or assets is subject to any Lien, except in each case (i) for Permitted Liens and (ii) as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

(b) (i) The Enterprise Entities have such Leases that are necessary for the Enterprise Entities to own, use and operate their respective assets and properties in the manner such assets and properties are currently owned, used and operated, (ii) each Enterprise Entity conducts its business and has and is being operated in a manner that does not violate in any material respect any of the Leases and (iii) no event has occurred or circumstance exists that allows, or after the giving of notice or passage of time, or both, would allow limitation, revocation or termination of any Lease or would result in any impairment of the rights of the holder of any such Lease, except in each case (i) to (iii) as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect.

Section 4.15. Environmental Matters. Except as set forth in the Enterprise SEC Documents and as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Enterprise Material Adverse Effect:

(a) (i) no written notice, order, request for information, complaint or penalty has been received in the past three years by any Enterprise Entity, and (ii) there are no Proceedings pending or, to the knowledge of Enterprise, threatened, in the case of each of (i) and (ii), which allege a violation of or liability under any Environmental Law and relate to any Enterprise Entity; and

(b) each Enterprise Entity has all environmental permits (including emission credits or allowances) necessary for their operations as presently conducted to the extent required by applicable Environmental Laws and are in compliance with the terms of such permits and with applicable Environmental Laws.

Except as set forth in this Section 4.15, no representations or warranties are being made by Enterprise in this Agreement with respect to matters arising under or relating to Environmental Matters.

Section 4.16. Taxes. Except as would not, individually or in the aggregate, constitute an Enterprise Material Adverse Effect:

(a) each of Enterprise Entities has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by it;

(b) all Taxes owed by the Enterprise Entities (whether or not shown on any Tax Return) have been duly and timely paid in full;

(c) there is no proceeding now pending against any of the Enterprise Entities in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by any of the Enterprise Entities that is still pending;

(d) no written claim has been made by any Taxing Authority in a jurisdiction where any of the Enterprise Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Enterprise Entity;

(e) none of the Enterprise Entities has any outstanding request for an extension of time within which to pay Taxes or file Tax Returns;

(f) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from any of the Enterprise Entities;

(g) each of the Enterprise Entities has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(h) each of the Enterprise Entities that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code;

(i) in each tax year since the formation of Enterprise up to and including the current tax year, at least 90% of the gross income of Enterprise has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code;

(j) for purposes of Section 721(b) of the Code, Enterprise would not be treated as an investment company within the meaning of Section 351 of the Code if it were incorporated; and

(k) except as set forth on Schedule 4.16(k) of the Enterprise Disclosure Schedules, none of the Enterprise Entities is treated as a corporation for U.S. federal tax purposes.

Section 4.17. Acquire for Investment. Enterprise is acquiring the Subject Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, other than in accordance with Applicable Law. Enterprise (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Interests and is capable of bearing the economic risks of such investment.

Section 4.18. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Enterprise who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which any Contributing Party would have any liability.

Section 4.19. Inspections; No Other Representations. Enterprise is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the General Partner and assets such as the Subject Interests as contemplated hereunder. Enterprise has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. Enterprise acknowledges that each Contributing Party has given Enterprise complete and open access to the employees, documents and facilities of the General Partner and the Oiltanking MLP Entities. Enterprise agrees to accept the Subject Interests on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to a Contributing Party, except as expressly set forth in this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, Enterprise acknowledges that each Contributing Party makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Enterprise of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the General Partner or any Oiltanking MLP Entity or the future business and operations of the General Partner or any Oiltanking MLP Entity or (ii) any other information or documents made available to Enterprise or its counsel, accountants or advisors with respect to the Subject Interests, the General Partner or any Oiltanking MLP Entity or their respective businesses or operations, except as expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE 5

COVENANTS

Section 5.01. Confidentiality. For a period of two years following the Closing Date, each Contributing Party and its Affiliates (each, a “Disclosing Party”) will hold, and will use their reasonable best efforts to cause their Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process, by other requirements of Applicable Law or by any listing agreement with any national securities exchange, all confidential documents and confidential information concerning the General Partner or any Oiltanking MLP Entity (the “Confidential Information”), except to the extent that such Confidential Information (i) was already in the possession of a Disclosing Party without obligation of confidence; (ii) is subsequently developed by a Disclosing Party without the use of the Confidential Information; (iii) becomes publicly available other than as a result of disclosure thereof by a Disclosing Party in breach of this Agreement; (iv) is subsequently rightfully acquired by a Disclosing Party without obligations of confidentiality or restrictions as to use, from a source other than Enterprise, the General Partner or any Oiltanking MLP Entity, who, to the best of the knowledge of such Disclosing Party, was not under a contractual or other obligation of confidentiality and/or non-use; or (v) is or becomes acquired by a Disclosing Party without obligations of confidentiality or restrictions as to use in the ordinary course of such Disclosing Party’s business and in connection with such Disclosing Party’s ownership interest in a facility, interest or other asset.

Section 5.02. Insurance. Notwithstanding the termination of coverage on the Closing Date for the General Partner and each of the Oiltanking MLP Entities described in Section 3.18, the Contributing Parties shall take or cause M&B to take appropriate action to ensure that on and after the Closing, (i) the General Partner and each of the Oiltanking MLP Entities shall continue to be covered by such insurance policies for claims relating to or arising from events or occurrences happening prior to such termination of coverage and, with respect to “claims made” policies, which are reported prior to such termination of coverage, to the same extent as each such entity was covered prior to Closing under each of such M&B Policies, and (ii) the General Partner and each of the Oiltanking MLP Entities is named as an insured or additional insured under such M&B Policies in respect of such claims. After the Closing Date, the Contributing Parties or M&B shall continue to manage the claims described in the immediately preceding sentence, at Enterprise’s cost, and Enterprise shall, and shall cause its Affiliates (including the Oiltanking Entities) to cooperate in a commercially reasonable manner with the Contributing Parties and M&B in connection therewith.

Section 5.03. Access. Enterprise will cause the General Partner and each Oiltanking MLP Entity, on and after the Closing Date, to afford promptly to each Contributing Party and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit a Contributing Party to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by a Contributing Party shall not unreasonably interfere with the conduct of the business of Enterprise. Notwithstanding the foregoing, (a) each Contributing Party shall not be required to provide access or disclose information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or binding agreement and (b) in the event of litigation, including arbitration, between them, the parties will abide by and be subject to the discovery, evidentiary, and procedural rules of the governing jurisdiction.

Section 5.04. Director and Officer Indemnification. Enterprise will cause the General Partner and each Oiltanking MLP Entity to do the following:

(a) From and after the Closing Date, Enterprise shall cause to be maintained in effect provisions in the organizational documents of the General Partner and the Oiltanking MLP Entities regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in such documents in existence as of the Closing Date.

(b) Enterprise acknowledges that prior to the Closing Date, the General Partner has caused Oiltanking MLP to purchase a “tail policy” to cover claims during a period of six years from and after the Closing Date with respect to acts or omissions occurring or alleged to have occurred prior to the Closing that were committed or alleged to be committed by any person serving as a member of the board of directors of the General Partner or as an officer of the General Partner as of the Execution Date and any former member of the board of directors of the General Partner or any former officer of the General Partner.

(c) If Enterprise, the General Partner, any Oiltanking MLP Entity or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Enterprise, the General Partner or the Oiltanking MLP Entities, as the case may be, shall assume the obligations under this Section 5.04.

(d) The rights of each Person indemnified under this Section 5.04 (each, an “Indemnified Person”) shall be in addition to any rights such Person may have under the organizational documents of the General Partner and the Oiltanking MLP Entities, under Applicable Law or under any agreement of any Indemnified Person with the General Partner or the Oiltanking MLP Entities. These rights shall survive the Closing and are intended to benefit, and shall be enforceable by, each Indemnified Person. Any right of indemnification of an Indemnified Person pursuant to this Section 5.04 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(e) Schedule 5.04 sets forth the current premium for the 2014-2015 OTA directors and officers insurance program.

Section 5.05. Further Assurances.

(a) Each Contributing Party and Enterprise agree, and each Contributing Party, prior to the Closing, and Enterprise, after the Closing, agree to cause the General Partner, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) If any Proceeding by the Federal Trade Commission, the Antitrust Division of the Department of Justice or an Attorney General of any U.S. State (if such Attorney General is conducting an antitrust review) (collectively, an “Antitrust Authority”) is commenced that questions either the validity or legality of the transactions contemplated hereby or the ownership, control or use of the assets by Enterprise or any Affiliate of the Oiltanking MLP Entities following the Closing under the Competition Laws, the Contributing Parties shall use commercially reasonable efforts to cooperate with Enterprise to (i) defend against such Proceeding, and (ii) in the event an Order is issued in any such Proceeding, to have such Order lifted. In furtherance of the foregoing, unless otherwise prohibited by Applicable Laws or by an Antitrust Authority, the Contributing Parties shall provide notice, as soon as reasonably practicable, to Enterprise or its outside antitrust counsel (including on an outside counsel only basis) of any request for information by an Antitrust Authority and provide advance notice of each response to any such request. The Contributing Parties shall provide Enterprise or its outside antitrust counsel with an opportunity to review any response to an Antitrust Authority, unless otherwise prohibited by Applicable Laws or by an Antitrust Authority. With respect to the foregoing, the Contributing Parties shall consider in good faith the views of Enterprise. Enterprise shall take the lead in determining strategy for conducting any meetings, discussions, appearances and contacts or defending any allegations that the transactions contemplated hereby violate the Competition Laws. Further, Enterprise shall take the lead in resolving any investigation or other inquiry of any Governmental Authority, or obtaining any necessary approvals regarding the ownership and use of any assets of Enterprise or the Oiltanking Entities following the Closing. The Contributing Parties shall not, without the prior consent of Enterprise, make any offer or compromise or otherwise offer or seek to settle any allegation transactions contemplated hereby violate the Competition Laws. Notwithstanding anything to the contrary in this Agreement, each of the parties covenants and agrees that it shall not, and shall not permit any of its Representatives to, and shall not cause any Person to, directly or indirectly, alone or in concert with other Persons, pursue, or assist any other Person to initiate or pursue, any Proceedings against any party hereto, any person affiliated with any party hereto or any Representative of the foregoing for breach of this Agreement on the grounds that the execution and performance of, or the transactions contemplated by, this Agreement or any of the Transaction Documents violate any Competition Laws (other than any indemnity claim pursuant to ARTICLE 6 hereof for any breach of any of the representations set forth in Section 3.03, 3.10(b) and 4.03).

Section 5.06. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements, the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.07. M&B Marks.

(a) Enterprise agrees that after the Closing neither Enterprise nor its Affiliates (including the Oiltanking Entities) shall have any rights in and to the names “Oiltanking,” “Marquard & Bahls,” “M&B” or any trademarks, trade names, service marks, trade dress, logos, corporate names, domain names and other source identifiers, emblems, signs or insignia containing or comprising the foregoing, including any mark confusingly similar thereto or derivative thereof (collectively, the “M&B Marks”), and shall not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the M&B Marks or otherwise hold itself out as having any affiliation with M&B or any of its Affiliates. If any of the assets of the Oiltanking Entities, including any promotional materials or printed forms, bear M&B marks, Enterprise and its Affiliates (including the Oiltanking Entities) shall, prior to distributing, selling or otherwise making use of such assets for the general public, remove, delete, cover or render illegible the M&B marks as they may appear on such assets. Notwithstanding the foregoing, for a period commencing on the date of this Agreement and ending on the earlier of (i) the nine-month anniversary of the Closing Date and (ii) 90 days after the consummation of any merger or any other transaction in which Oiltanking MLP becomes a direct or indirect wholly owned subsidiary of Enterprise (such applicable date, the “M&B Marks Termination Date”), Enterprise and its Affiliates (including the Oiltanking Entities) may use any remaining inventory of materials, including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the M&B Marks to the extent such materials were included in the assets as of the Closing. Enterprise shall indemnify and hold harmless the Contributing Parties and their Affiliates against all Damages incurred as a consequence of the use of the M&B Marks by Enterprise and its Affiliates (including the Oiltanking Entities), and cause the Oiltanking Entities to indemnify and hold harmless the Contributing Parties and their Affiliates against all Damages incurred with respect to their use).

(b) Prior to the M&B Marks Termination Date, Enterprise shall cause the Oiltanking Entities to make the initial filing required to be made with the applicable Governmental Authority to cause each of the Oiltanking Entities whose name includes the name “Oiltanking” to change its name such that its name does not include the name “Oiltanking” and use its commercially reasonable efforts to change any such name as promptly as practicable thereafter.

(c) As promptly as practicable following the M&B Marks Termination Date, Enterprise shall cause the Oiltanking Entities to assign or transfer to Affiliates of M&B designated by the Contributing Parties all right, title or interest in any Oiltanking Intellectual Property Rights containing or comprising M&B Marks.

Section 5.08. Notices of Certain Events. Each party shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any Proceedings commenced or threatened in writing that relate to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or materially impair the notifying party’s ability to perform its obligations under this Agreement or the other Transaction Documents.

Section 5.09. Taxes.

(a) All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne 50% by Enterprise and 50% by the Contributing Parties. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use reasonable best efforts to provide such Tax Returns to the other party at least ten days prior to the due date, including extensions, for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing party shall provide the other party with evidence satisfactory to the other party that such Transfer Taxes have been filed and paid.

(b) The Parties agree that the portion of Oiltanking MLP’s income allocable to the Subject Interests will be reflected on the federal income Tax Return for OTA and OTB Holdco for the period up to and including the Closing Date, and shall be reflected on the federal income Tax Return of Enterprise for the period after the Closing Date, by closing the books of Oiltanking MLP as of the end of the Closing Date.

(c) The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to this Section 5.09 and to promptly respond to requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties each agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(d) The Contributing Parties shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless Enterprise and its Subsidiaries from and against all Damages such parties incur arising from (i) any breach of the representations and warranties contained in Section 3.21 as they relate to Taxes of the General Partner (as if made as of the Closing Date and determined without regard to any Oiltanking Material Adverse Effect, materiality or similar qualifier), (ii) any Taxes of or with respect to the Subject Interests attributable to any taxable period or portion thereof ending on or prior to the Closing Date, (iii) any liability of the General Partner for the Tax of another Person as a result of being (A) a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date or (B) a party to any Tax Sharing Agreement or another contract entered into prior to the Closing Date providing for an obligation to indemnify any other Person for Tax (other than any customary indemnity under credit agreements or other agreements entered into in the ordinary course of business that do not relate primarily to Taxes), and (iv) any Transfer Taxes that the Contributing Parties are obligated to pay as set forth in Section 5.09(a). Enterprise shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless the Contributing Parties from and against all Damages such parties incur arising from (i) any Taxes of or with respect to the Subject Interests attributable to any taxable period or portion thereof beginning after the Closing Date and (ii) any Transfer Taxes that Enterprise is obligated to pay as set forth in Section 5.09(a).

(e) If any claim (an “Indemnified Tax Claim”) is made by any Taxing Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 5.09(e), the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Taxing Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact. The Tax Indemnifying Party shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by this Section 5.09(g) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by Law) after the giving of the notice required by this Section 5.09(g) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.

(f) Notwithstanding anything to the contrary herein, to the extent any other provision of this Agreement conflicts with this Section 5.09 with respect to any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 3.23 and Section 4.16), this Section 5.09 shall govern. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period. The rights under this Section 5.09 shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter; provided, however, that any claim for indemnification pursuant to Section 5.09(g) shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if proper notice of such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(g) The Parties intend, for U.S. federal income tax purposes, that the contribution of the Subject Interests in exchange for the Consideration shall be treated by the Contributing Parties and Enterprise as (i) a contribution by OTA and OTB Holdco of a portion of the Subject Interests in exchange for the Unit Consideration and, to the maximum extent possible, a reimbursement of certain capital expenditures made by OTA with respect to the Subject Interests satisfying the requirements of Treas. Reg. Section 1.707-4(d) (any such expenditures, “Preformation Capital Expenditures”), in a transaction consistent with the requirements of Section 721 of the Code and (ii) a sale of a portion of the Subject Interests in exchange for the Cash Consideration (other than Cash Consideration equal to the amount of any Preformation Capital Expenditures). The Parties shall not take any position for income Tax purposes that is inconsistent with such treatment, except to the extent that such Party is bound by a final determination that is consistent with such position.

Section 5.10. Employee Matters.

(a) All matters related to the terms of employment to be offered to Business Employees by Enterprise or an Affiliate of Enterprise shall be governed solely by the terms of the Employee Matters Agreement.

(b) Except as expressly set forth in the Employee Matters Agreement, none of Enterprise, any Affiliate of Enterprise, the General Partner or any Oiltanking MLP Entity shall have or assume (i) any OTA Employee Liability, (ii) any liability or obligation to any Business Employee or (iii) any liability or obligation with respect to any OTA Benefit Plan.

(c) Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 5.04, (i) no Business Employee shall have any contractual rights (as a third party or otherwise) under the Employee Matters Agreement or any provision of this Agreement, and (ii) nothing in the Employee Matters Agreement or any provision of this Agreement shall be treated as an amendment of, or undertaking or obligation to amend, establish or adopt, any Benefit Plan of Enterprise or any Affiliate of Enterprise with respect to any Business Employee who becomes an employee of Enterprise or an Affiliate of Enterprise as provided in the Employee Matters Agreement.

Section 5.11. Board Representation.

(a) Effective as of Closing, the Enterprise General Partner shall appoint Dr. Christian Flach (the “M&B Designee”) as member to the Enterprise Board. M&B shall be entitled to maintain the M&B Designee as a member of the Enterprise Board as long as M&B and its Affiliates beneficially own at least 27,403,676 Enterprise Common Units issued by Enterprise to M&B and its Affiliates pursuant to this Agreement or the Liquidity Option Agreement. In the event that the M&B Designee becomes unable or unwilling to, or for another reason ceases to, serve as a member of the Enterprise Board while M&B is entitled to maintain the M&B Designee, M&B may designate another person reasonably acceptable to the Enterprise Board as replacement of the M&B Designee, and Enterprise General Partner shall appoint, or cause its members to appoint, such person as a member to the Enterprise Board. The M&B Designee shall not be entitled to compensation as a director of the Enterprise General Partner, but the M&B Designee shall be entitled to reimbursement of reasonable travel expenses in connection with attending meetings of the Enterprise Board.

(b) For the avoidance of doubt, (i) the exercise of the “Liquidity Option” under the Liquidity Option Agreement shall not affect M&B’s rights under this Section 5.11 if M&B and its Affiliates continue to beneficially own at least 27,403,676 Enterprise Common Units issued by Enterprise to M&B and its Affiliates pursuant to this Agreement or the Liquidity Option Agreement following such exercise; and (ii) OTA’s Enterprise Common Units shall not cease to be “Registrable Securities” under the Registration Rights Agreement in the event M&B designates another person to replace the M&B Designee.

(c) M&B shall be a third-party beneficiary of this Section 5.11 and shall have the right to enforce its rights hereunder.

Section 5.12. Ancillary Assets.

(a) In connection with the continuation of services to be provided pursuant to the Employee Matters Agreement, each of the Contributing Parties agrees that it will assign and transfer, or cause OTNA or its other affiliates to assign and transfer, to Oiltanking or another entity specified by Enterprise, any and all company vehicles, laptops, desktops, printers, mobile devices and other office assets (the “Devices”) (to the extent owned by the Contributing Parties, OTNA or other affiliates controlled by the Contributing Parties) that are used primarily by any Eligible Employee in rendering the continuation services who becomes an employee of EPCO in accordance with the Employee Matters Agreement; provided, however, that Devices shall not include material office infrastructure such as networking devices and other equipment that are used by Eligible Employees or other employees of OTNA and its affiliates for shared services.

(b) In addition, each of the Contributing Parties agree that it will assign and transfer to Oiltanking or another entity specified by Enterprise any other assets owned by the Contributing Parties that (i) are located on the principal terminal properties of the Oiltanking Entities and used in the business of the Oiltanking Entities or (ii) are primarily used in, or necessary for, the conduct of the business of the Oiltanking Entities; provided, however, that assets in clause (ii) that are primarily used in, but are not necessary for, the conduct of the business of the Oiltanking Entities shall not include material infrastructure that is used by Eligible Employees or other employees of OTNA and its affiliates for shared services.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

Section 6.01. Survival. The representations and warranties of the Contributing Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing; provided, however, that the representations and warranties contained in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.05 (Capitalization of the General Partner; Ownership of OILT GP Interest and IDRs), 3.06 (Ownership of OILT GP Equity), 3.07(b) and (c) (Subject Oiltanking Units) and 3.19 (Finders’ Fees) (collectively, the “Oiltanking Fundamental Representations”) shall survive the Closing indefinitely; provided, further, that the representations and warranties contained in Sections 3.04 (Noncontravention), 3.08 (Business of the General Partner), 3.10(b) (Financial Statements), and 3.12 (No Undisclosed Material Liabilities) (solely with respect to liabilities of the General Partner that do not arise out of, in connection with or related to the OILT GP Interest or any conduct of the General Partner in its capacity as the general partner of Oiltanking MLP) and 3.14 (Litigation) (solely with respect to Proceedings against the General Partner that do not arise out of, in connection with or related to the OILT GP Interest or any conduct of the General Partner in its capacity as the general partner of Oiltanking MLP) (the “Oiltanking Special Representations”) shall terminate on the date that is 18 months following the Closing Date. The representations and warranties of Enterprise contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing; provided, however, that the representations and warranties contained in Sections 4.01 (Corporate Existence and Power), 4.02 (Corporate Authorization), 4.05(b) (Unit Consideration) and 4.18 (Finders’ Fees) (collectively, the “Enterprise Fundamental Representations”) shall survive the Closing indefinitely; provided, further, that the representations and warranties contained in 4.04 (Noncontravention) (the “Enterprise Special Representations”) shall terminate on the date that is 18 months following the Closing Date. All covenants and other agreements of the parties contained in this Agreement that, by their terms, are to be performed after the Closing, shall survive the Closing indefinitely or for such shorter period as explicitly specified therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 6.01, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been duly given, in accordance with the procedures and requirements set forth in this ARTICLE 6, to the party against whom such indemnity may be sought prior to such time.

Section 6.02. Indemnification. (a) Effective at and after the Closing, subject to the terms and conditions of this ARTICLE 6, each Contributing Party hereby indemnifies Enterprise and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, fine, settlement payments, awards, judgments, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) actually incurred or suffered by Enterprise or any of its Affiliates arising out of (i) any misrepresentation, breach or inaccuracy of any of the Oiltanking Fundamental Representations or Oiltanking Special Representations or (ii) any breach of covenant or other agreement made or to be performed by each Contributing Party pursuant to this Agreement.

(b) Effective at and after the Closing, subject to the terms and conditions of this ARTICLE 6, Enterprise hereby indemnifies each Contributing Party and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by any Contributing Party or any of its Affiliates arising out of (i) any misrepresentation, breach or inaccuracy of any of the Enterprise Fundamental Representations or Enterprise Special Representations, or (ii) any breach of covenant or other agreement made or to be performed by Enterprise pursuant to this Agreement.

Section 6.03. Third Party Claim Procedures. (a) The Person seeking indemnification under Section 6.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail the specifics of such Third Party Claim, the basis for indemnification and the Indemnified Party’s bona fide estimate of the amount of such Third Party Claim (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 6.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, however, that the Indemnified Party is hereby authorized, prior to the Indemnifying Party’s delivery of a written election to the Indemnified Party of its agreement to defend such Third-Party Claim, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(c) If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days after receipt of the notice referred to in Section 6.03(a) notify the Indemnified Party in writing of its intent to do so. The Indemnifying Party will have the right to assume control of such defense of the Third Party Claim only for so long as it conducts such defense with reasonable diligence. The Indemnifying Party shall keep the Indemnified Party advised of the status of such Third Party Claim and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the Indemnified Party with respect thereto. If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 6.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such

Third Party Claim if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates; and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d) The Indemnified Party shall not settle or compromise any Third Party Claim, or take any corrective or remedial action or enter into an agreed judgment or consent decree with respect thereto, that subjects the Indemnified Party to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(e) Each party shall reasonably cooperate, and cause their respective controlled Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 6.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 6.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail the specifics of such claim, the basis for indemnification and the Indemnified Party’s bona fide estimate of the amount of such claim (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually adversely prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 7.06.

Section 6.05. Limitation of Damages.

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a)(i) in respect of Oiltanking Special Representations or under Section 6.02(b)(i) in respect of Enterprise Special Representations, as applicable, until the aggregate amount of all Damages in respect of indemnification for Oiltanking Special Representations or Enterprise Special Representations, as applicable, exceeds an amount equal to 1% of the Consideration (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Damages in excess of the Deductible. With respect to any indemnification claim under Section 6.02(a)(i) in respect of Oiltanking Special Representations or under Section 6.02(b)(i) in respect of Enterprise Special Representations, as applicable, the Indemnifying Party shall not be liable for any individual or series of related Damages which do not exceed $50,000 (which Damages shall not be counted toward the Deductible).

(b) The aggregate amount of all Damages for which an Indemnifying Party shall be liable pursuant to Section 6.02(a)(i) in respect of Oiltanking Special Representations or under Section 6.02(b)(i) in respect of Enterprise Special Representations, as applicable, shall not exceed an amount equal to 10% of the Consideration.

Section 6.06. Calculation of Damages. (a) The amount of any Damages payable under Section 6.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any reasonable expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall not be liable under Section 6.02 for any punitive, special, indirect, consequential, remote or speculative Damages of any kind or nature or (ii) Damages for lost profits, except with respect to Damages for lost profits, to the extent a court of competent jurisdiction determined that lost profits is the appropriate measure of direct damages with respect to the matters giving rise to the claim for Damages; provided, that nothing herein shall prevent an Indemnified Party from recovering all components of awards against them in Third Party Claims for which recovery is provided in this ARTICLE 6.

(c) Each Indemnified Party must take commercially reasonable efforts to mitigate in accordance with Applicable Law any Damages for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its Damages after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that Damage, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) promptly after the benefit is received.

(d) Each Indemnified Party shall use commercially reasonable efforts to seek recovery and collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 6.02. To the extent recovery and collection is obtained, the amount of any Damages with respect to such indemnification claim will be reduced accordingly.

Section 6.07. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 6.02 and it is reasonably likely that the Indemnified Party could have recovered all or a part of such Damages from a Third Party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, to the extent permitted under Applicable Law, the Indemnified Party shall assign its rights to proceeds and other rights against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 6.08. Exclusivity. After the Closing, except for any claim arising in respect of fraud, Section 5.09 and Section 6.02 will provide the exclusive remedies for any misrepresentation or breach of warranty, or of covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby (other than equitable remedies as they relate to breaches of covenants or other agreements contained herein to the extent such covenants or agreements are to be performed after Closing).

Section 6.09. Purchase Price Adjustment. Any amount paid by any Contributing Party or Enterprise under this ARTICLE 6 will be treated as an adjustment to the Cash Consideration.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case addressed as follows:

if to Enterprise, to:

Enterprise Products Partners L.P.

1100 Louisiana Street, 18th Floor

Houston, Texas 77002

Attention: Stephanie C. Hildebrandt, Esq.

Facsimile No.: (713) 381-6950

E-mail: shildebrandt@eprod.com

with a copy to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: David C. Buck

Facsimile No.: 713-220-4285

E-mail: dbuck@andrewskurth.com

if to the Contributing Parties, to:

Oiltanking Holdings America, Inc.

c/o Marquard & Bahls AG

Admiralitaetstrasse 55

204959 Hamburg

Germany

Attention: CFO Dr. Claus-Georg Nette

Facsimile No.: +49 40 37004 332

E-mail: claus-georg.nette@maquard-bahls.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Jeffery B. Floyd and Alan Beck

Facsimile No.: 713-615-5660

E-mail: jfloyd@velaw.com and abeck@velaw.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.02. Amendments and Waivers; Remedies. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) Except as set forth in Section 6.01, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.04. Assignment; Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto. Any purported assignment not permitted under this Section 7.04 shall be null and void.

Section 7.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 7.06. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Delaware Chancery Court in Wilmington, Delaware, or, if such court shall not have jurisdiction, any Federal court of the United States of America located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.07.

Section 7.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns other than as expressly provided in Section 5.04 and Section 5.11.

Section 7.09. Entire Agreement. This Agreement together with the Exhibits and Schedules hereto, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both oral and written, between the parties, or any of them, with respect to the subject matter of this Agreement, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 7.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.11. Disclosure Schedules. The Contributing Parties have set forth information on the Disclosure Schedules in a Section thereof that corresponds to the Section of this Agreement to which it relates. A matter set forth in one Section of a Schedule need not be set forth in any other Section so long as its relevance to such other Section of the Schedule or Section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Enterprise and (b) the disclosure by the Contributing Parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Contributing Parties that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 7.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions (without the posting of a bond or other security) to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.13. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith other than in connection with fraud; provided, however, the foregoing shall not apply to any liability for obligations under any of the Transaction Agreements contemplated by this Agreement by any party to such Transaction Agreements. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, or make any claims for breach of this Agreement against, any Non-Recourse Party other than in connection with fraud.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products Holdings LLC, as General Partner

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	Chief Executive Officer

OILTANKING HOLDING AMERICAS INC.

By:	/s/ Kenneth F. Owen
	Name:	Kenneth F. Owen
	Title:	President and Chief Executive Officer

OTB HOLDCO, LLC

By:	/s/ Kenneth F. Owen
	Name:	Kenneth F. Owen
	Title:	President and Chief Executive Officer

And for purposes of confirming and agreeing to Section 5.11 only as binding in its individual capacity so long as the undersigned remains the General Partner of Enterprise:

ENTERPRISE PRODUCTS HOLDINGS LLC

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	Chief Executive Officer

Signature Page to Contribution and Purchase Agreement